Exhibit 99.1

Source:  CombiMatrix Corporation

CombiMatrix Restructures Board

of Directors; Relocates Annual Meeting

MUKILTEO, Wash., June 7, 2010 (GLOBENEWSWIRE) — CombiMatrix Corporation (Nasdaq:CBMX) announced today that it has accepted the resignation of Mr. Tom Akin, Chairman of the Board of Directors of CombiMatrix Corporation, and has reconfigured a number of Board responsibilities.  Mr. Akin, a large shareholder of the Company, has gradually been taking on other responsibilities and has limited time to devote to CombiMatrix.

“Tom was instrumental in the development of CombiMatrix in its early years,” stated Dr. Amit Kumar, President and CEO of CombiMatrix.  “As the Company continues it’s restructuring and executes the new diagnostic focused business plan, Tom felt this was a good transition point to exit and to pursue other endeavors, which are increasingly demanding his time.  We thank Tom for his service and wish him the best with his other endeavors.”

CombiMatrix has also accepted the resignation of Dr. Brooke Anderson from the Board of Directors, in anticipation of his resignation from his role as Chief Operating Officer, upon the closure of the Company’s facilities in Washington.  Dr. Kumar continued, “Brooke was involved in the formation of CombiMatrix, was one of the earliest employees, and has served on the Board at different times.  He was involved in and often led much of the technology development at CombiMatrix.  As the Company consolidates and focuses its efforts on its California diagnostics laboratory, Brooke felt, like Tom, that this was an appropriate time to transition.  We thank Brooke for his contributions and wish him the best in the future.”

Mr. Mark McGowan has been appointed Chairman of the Board, and Mr. Rigdon Currie has been appointed Chairman of the Audit Committee, in addition to retaining his role as Chairman of the Compensation Committee.  Dr. Scott Gottlieb has also been appointed a member of the Audit Committee.

“We are looking forward to completing our restructuring and beginning a new phase of our development with Mark chairing the Board,” continued Dr. Kumar.  “In the short time that Mark has been a member of our Board, he has taken a leadership role in the formulation of our new strategy, and we expect his contributions to continue to expand.  In April, we announced that we would consolidate and restructure our operations.  The events described in this press release comprise one of the steps in the restructuring process that we expect will culminate with a 40-60% reduction in operating costs and will increase focus on our diagnostic services business.  We have a relatively strong balance sheet and with the significant reduction in operating cash burn, we hope to successfully execute our business plan.  In addition, CombiMatrix has engaged a leading executive search firm and is in the active phase of its recruitment of a new Chief Executive Officer to lead its transition,” concluded Dr. Kumar.

The Board has also determined that its annual meeting of stockholders, scheduled to be held on June 29, 2010 at 1:00 p.m. local time, will take place in Irvine, California, rather than Mukilteo, Washington.  The new venue of the annual meeting is the Hyatt Regency Irvine, 17900 Jamboree Road, Irvine, California, 92614.  Notices of the change in venue are being sent to shareholders of record entitled to vote at the meeting.

ABOUT COMBIMATRIX CORPORATION

CombiMatrix Corporation is a diversified biotechnology business that primarily operates in the field of genetic analysis and molecular diagnostics through its wholly owned subsidiary, CombiMatrix Diagnostics (“CMDX”).  CMDX operates as a diagnostics reference laboratory that provides genetic and other diagnostics services to physicians, hospitals and clinics.

Leuchemix Inc. (“Leuchemix”), a minority owned subsidiary, is developing a series of compounds to address a number of oncology-related diseases. Leuchemix’s first compound has entered initial clinical trials in the United Kingdom.

Additional information about CombiMatrix Corporation is available at www.combimatrix.com or by calling 1-800-985-CBMX (2269). Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our periodic and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Investor Relations Contact:

Amit Kumar, Ph.D.

President & CEO, CombiMatrix Corporation

Tel (425) 493-2000; Fax (425) 493-2010